EXHIBIT 10.6
ASHLAND INC. NONQUALIFIED EXCESS BENEFIT
PENSION PLAN
Effective January 1, 2005

WHEREAS, the Employee Retirement Income Security Act of 1974 (“ERISA”) establishes maximum limitations on benefits and contributions for retirement plans which meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”);
WHEREAS, Ashland Inc. (“Ashland” or the “Company”) maintains certain pension plans which are subject to the aforesaid limitations on benefits and contributions;
WHEREAS, new rules were enacted effective January 1, 2005 affecting certain nonqualified plans;
WHEREAS, Ashland desires to comply with those new rules;
NOW, THEREFORE, effective January 1, 2005, except as may otherwise be provided, Ashland does hereby amend and restate the Ashland Inc. Nonqualified Excess Benefit Plan in accordance with the following terms and conditions:
1.           Designation and Purpose of Plan.  The Plan is designated the “Ashland Inc. Nonqualified Excess Benefit Pension Plan” (“Plan”).  The purpose of the Plan is to provide benefits for certain employees in excess of the limitations on contributions, benefits, and compensation imposed by Sections 415 and 401(a)(17) of the Code (including successor provisions thereto) on the plans to which those Sections apply.  The portion of the Plan providing benefits in excess of the Section 415 limits is an “excess benefit plan” as that term is defined in Section 3(36) of ERISA.  It is intended that the portion, if any, of the Plan that is not an excess benefit plan shall be maintained primarily for a select group of management or highly compensated employees.

This Plan is effective January 1, 2005, except as may otherwise be provided.  Amendment No. 1 to the Plan that was effective December 31, 2004 shall be null and void and treated as though never adopted.  For purposes of the Plan, the terms “Specified Employee,” “Termination of Employment” and “Effective Retirement Date” shall have the same definitions as they have in the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees, or its successor (“SERP”); provided, however, effective on and after October 1, 2008, and for Terminations of Employment occurring thereafter, such term shall be applied by substituting “three years” for “five years.”
2.           Eligibility.  Subject to Section 11, the Plan shall apply to those employees (referred to as eligible employees) -
(i)           who have retired as an early, normal, or deferred normal retiree under the provisions of the Ashland Inc. and Affiliates Pension Plan (“Ashland Pension Plan”), as it may be amended, from time to time, or under provisions of any other retirement plan, as such other plan may be amended from time to time, which, from time to time, is specifically designated by Ashland for purposes of eligibility and benefits under the Plan (all such plans, including the Ashland Pension Plan, are hereinafter referred to jointly and severally as “Affected Plans”) with a benefit as computed under Section 3; and
(ii)           who have not been terminated from employment due to Cause.  Cause shall mean the willful and continuous failure of an employee to substantially perform his or her duties to Ashland (other than any such failure resulting from incapacity due to physical or mental illness), or the willful engaging by an employee in gross misconduct materially and demonstrably injurious to Ashland, each to be determined by Ashland in its sole discretion.

Notwithstanding anything to the contrary contained herein, any employee who would be entitled to participate in this Plan, but who is not a member of a select group of management or a highly compensated employee, shall be entitled to a benefit amount payable under the Plan based solely on the limitations on benefits imposed under Section 415 of the Code.  The potential benefit of an eligible employee before such employee becomes a retiree may be computed under Section 3 at any point in time using assumptions deemed reasonable or convenient by Ashland.  Participation in the Plan is not subject to an election by an eligible employee.  Participation is automatic and is based on the employee’s status on Ashland’s records at the applicable time.  An eligible employee hereunder is referred to as a retiree at the time such eligible employee would have his or her benefit hereunder commence pursuant to the terms of Section 3(iii).
3.           Benefit Amount.
(i)           Computation if not Eligible for Retirement Growth Account.  The computation described in this paragraph (i) applies to the portion of a retiree’s benefit that is not eligible for the Retirement Growth Account in the Ashland Inc. and Affiliates Pension Plan.  At any particular time, the benefit payable to a retiree eligible to participate in this Plan pursuant to the provisions in Section 2 shall be computed by subtracting from (A) the sum of (B) and (C) where -
(A)           shall be the single life annuity that would be payable at age 62 to such retiree under the Affected Plans -
(1)           with the benefit so payable thereunder calculated by disregarding any salary deferrals that may have been made by such retiree under the Ashland Inc. Deferred Compensation Plan and thereby restoring any salary that may have been so deferred to such retiree’s compensation for purposes of the Affected Plans, and
(2)           prior to any reductions made because of the limits imposed by Sections 415 and 401(a)(17) of the Code;
provided that the single life annuity that would be so payable under the Ashland Pension Plan shall be computed without applying any offset attributable to the Ashland Inc. Leveraged Employee Stock

Ownership Plan (“LESOP”), and such single life annuity shall be actuarially adjusted to be equivalent to a single life annuity payable at the particular time applicable based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans;
(B)           shall be the single life annuity that would be payable at age 62 to such retiree under the Affected Plans after reducing the amount so payable for the limits imposed by Sections 415 and 401(a)(17) of the Code, provided that such single life annuity that would be so payable under the Ashland Pension Plan shall be computed after first applying the offset attributable to the Offset Account (as that term is defined under the LESOP) in the LESOP, and each such single life annuity shall be actuarially adjusted to be equivalent to a single life annuity payable at the particular time applicable based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans; and
(C)           shall be the single life annuity that would be actuarially equivalent to such retiree’s non-forfeitable portion of the Offset Account under the LESOP as of the valuation date thereunder coincident with or next preceding such retiree’s termination of employment using the actuarial assumptions prescribed for this purpose in the Ashland Pension Plan.
(ii)           Computation if Eligible for Retirement Growth Account.  The computation described in this paragraph (ii) applies to the portion of a retiree’s benefit that is eligible for the Retirement Growth Account in the Ashland Pension Plan.  At any particular time, the benefit payable to a retiree eligible to participate in this Plan pursuant to the provisions in Section 2 shall be computed by subtracting from (A) the sum of (B) and (C) where -
(A)           shall be the balance of the Retirement Growth Account added to the actuarially equivalent lump sum of any single life annuity that would be payable at age 62 to such retiree under the Affected Plans (other than the Ashland Pension Plan) based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans -
(1)           with the benefit so payable thereunder calculated by disregarding any salary deferrals that may have been made by such retiree under the Ashland Inc. Deferred Compensation Plan and thereby restoring any salary that may have been so deferred to such retiree’s compensation for purposes of the Affected Plans, and
(2)           prior to any reductions made because of the limits imposed by Sections 415 and 401(a)(17) of the Code;
provided that the Retirement Growth Account balance that would be so payable under the Ashland Pension Plan shall be computed without applying any offset attributable to the Ashland Inc. Leveraged Employee Stock Ownership Plan (“LESOP”);
(B)           shall be the balance of the Retirement Growth Account added to the actuarially equivalent lump sum of any single life annuity that would be payable at age 62 to such retiree under the Affected Plans (other than the Ashland Pension Plan) based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans after reducing the amount so payable for the limits imposed by Sections 415 and 401(a)(17) of the Code, provided that such Retirement Growth Account balance that would be so payable under the Ashland Pension Plan shall be computed after first applying the offset attributable to the Offset Account (as that term is defined under the LESOP) in the LESOP; and
(C)           shall be such retiree’s non-forfeitable portion of the Offset Account under the LESOP as of the valuation date thereunder coincident with or next preceding such retiree’s termination of employment.
(iii)           Commencement.  The benefit computed under paragraph (i) or (ii) of this Section 3 shall commence or otherwise be paid or transferred on or after the eligible employee’s Effective Retirement Date pursuant to the eligible employee’s election as to the time of payment, as provided in Section 4.  Notwithstanding anything contained in the Plan to the contrary, an eligible employee who is a Specified Employee shall have the distribution of his or her benefit which is made on account of a Termination of Employment commence on a date that is not earlier than six months after his or her Termination of Employment.
(iv)           Vesting.  Unless an eligible employee is terminated due to Cause as defined in Section 2 and subject to Section 10, an eligible employee who has a benefit hereunder shall have a non-forfeitable right to that benefit to the extent such an employee has a non-forfeitable benefit under an Affected Plan.
4.           Payment Options.
(i)
Election.  Subject to applicable transition rules under guidance issued by the Treasury under section 409A of the Code, eligible employees will have 30 days following the earlier of January 1, 2005 or the date they are first eligible for the Plan to elect a form of distribution from among those available under Section 4(ii).  For this purpose, an eligible employee is first eligible for the Plan on the first day of the calendar year following the calendar year during which the eligible employee first accrued a benefit hereunder.  Any subsequent change to that election shall be subject to the provisions of this paragraph (i), sub-parts (A), (B) and (C), as applicable.  In all other events, an eligible employee’s election is irrevocable.  Notwithstanding anything in the foregoing to the contrary, any eligible employee who elects to change his or her election must meet the following requirements, as applicable –

(A)	The election may not take effect until at least 12 months after it is made;
(B)
If the distribution relates to a Termination of Employment, the first payment that would be made pursuant to the election would be at least five years after the amount otherwise would have been distributed but for this election, except in the event of the eligible employee’s death; and

(C)	The election must be made at least 12 months before the first scheduled payment that would have been payable at a specified time or pursuant to a fixed schedule.
An eligible employee may not accelerate the time or schedule of any payment under the Plan, except as provided in guidance from the Treasury under Internal Revenue Code section 409A as may be allowed by Ashland in a manner consistent therewith.  A retiree eligible under Section 2 for the benefit under Section 3 shall elect the form in which such benefit shall be paid from among those identified in this Section 4 consistent with time for making such an election in this paragraph (i).
(ii)           Optional Forms of Payment.
(A)           Lump Sum Option.  All benefits provided by the Plan shall be payable in a single lump sum payment, computed under the applicable provisions of Section 3.  A retiree’s benefit is payable as a lump sum at the time specified under Section 3(iii) (or as soon thereafter as reasonably possible), in a manner pursuant to the election under Section 4(i) under an option identified in one of the following sub-paragraphs of this Section 4(ii), but only if the retiree was eligible for the Ashland Inc. Deferred Compensation Plan for Employees (2005), or its successor.  In all other events, the retiree’s benefit shall be distributed as a lump sum at the time specified under Section 3(iii) (or as soon thereafter as reasonably possible).  A lump sum benefit payment of a benefit under Section 3(i) shall be computed on the basis of the actuarially equivalent present value of such retiree’s benefit under Section 3(i) of the Plan payable at the particular time applicable based upon such actuarial assumptions (including the interest rate) as determined from time to time by the Personnel and Compensation Committee of Ashland’s Board of Directors (Committee).
(B)           Default Lump Sum Deferral Option.  If the eligible employee fails to make an election under Section 4(i) then the benefit shall be transferred at the time specified under Section 3(iii) (or as soon thereafter as reasonably possible) to the Ashland Inc. Deferred Compensation Plan for Employees (2005), or its successor, and held pursuant to the terms of such plan and thereafter distributed as provided thereunder.  Notwithstanding the foregoing, if an eligible employee fails to make an election under this Plan, but does make an effective election for the distribution of a benefit under the SERP, then the distribution of the benefit hereunder shall be made in the same manner as the eligible employee had elected under the SERP.  In all events, an eligible employee who is a Specified Employee shall have the transfer or other distribution of his or her benefit which is made on account of a Termination of Employment commence on a date that is not earlier than six months after his or her Termination of Employment.
(C)           Lump Sum Payment Option.  An eligible employee may elect to have his or her benefit paid as a single lump sum at the time specified under Section 3(iii) (or as soon thereafter as reasonably possible).  In all events, an eligible employee who is a Specified Employee shall have the distribution of his or her benefit which is made on account of a Termination of Employment commence on a date that is not earlier than six months after his or her Termination of Employment.
(D)           Elective Lump Sum Deferral Option.  An eligible employee may elect to have his or her benefit transferred to the Ashland Inc. Deferred Compensation Plan for Employees (2005), or any successor thereto, as a single lump sum at the time specified under Section 3(iii) (or as soon thereafter as reasonably possible), and held pursuant to the terms of such plan and thereafter distributed as provided thereunder.  In all events, an eligible employee who is a Specified Employee shall have the transfer of his or her benefit which is made on account of a Termination of Employment commence on a date that is not earlier than six months after his or her Termination of Employment.
(E)           Time of Distribution or Transfer.  Subject to the required delay of a distribution or transfer of a Plan benefit for an eligible employee who is a Specified Employee, the distribution or transfer of a benefit in the foregoing sub-paragraphs of this Section 4(ii) shall be paid by the later of (a) the end of the calendar year in which occurs the date specified under Section 3(iii) or (b) the 15th day of the third calendar month following such date.
(F)           Death Before Payment.  For deaths occurring after the approval of this restatement, if an eligible employee or a retiree with a vested benefit eligible under Section 2 for the benefit under Section 3 dies before his or her Effective Retirement Date, the benefit that would have been paid to such eligible employee or retiree had he or she survived to his or her Effective Retirement Date shall be paid to the beneficiary designated by such eligible employee or retiree as he or she elected from the options made available by Ashland; provided, however, that the benefit must be completely distributed by the end of the fifth calendar year following the calendar year in which the eligible employee or retiree died.  In the absence of an election, the benefit shall be paid in January of the calendar year following the calendar year in which the eligible employee or retiree died.  If the eligible employee or retiree dies before he or she attained age 55 and before the sum of his or her age and years of continuous service equaled 80, the benefit payable hereunder shall be actuarially adjusted using the assumptions under the Affected Plan that applied at the time of the eligible employee’s or retiree’s death
(G)           Distribution Exceptions.  Notwithstanding anything in the Plan to the contrary, the following shall apply to the distribution of benefits under the Plan:
(a)           Distribution shall be made pursuant to a domestic relations order as described in Section 5;
(b)           Distribution of a benefit shall be made in a single lump sum payment as soon as possible after a retiree’s Termination of Employment or death if the distribution, when added to the amount that would be payable from the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees will not exceed the adjusted Code section 402(g) limit; and

(c)           Distribution may be made in the discretion of Ashland for any other permitted purpose under Treas. Reg. section 1.409A-3(j)(4)(ii)-(xiv).
5.           Non-Assignment Except for Domestic Relations Order.  Except as otherwise provided in connection with a division of property under a domestic relations proceeding under state law and subject to Section 9(iii), no right or interest of the eligible employees or retirees under this Plan shall be subject to involuntary alienation, assignment or transfer of any kind.  An eligible employee may voluntarily assign his or her rights under the Plan.  Ashland, the Board, the Committee and any of their delegates shall not review, confirm, guarantee or otherwise comment on the legal validity of any voluntary assignment.  Ashland and its delegates may review, provide recommendations and approve submitted domestic relations orders using procedures similar to those that apply to qualified domestic relations orders under the qualified pension plans sponsored by Ashland.  A domestic relations order intended to assign a benefit hereunder to a former spouse of an eligible employee must be delivered to the Company.  The Company will review the order to determine if it is qualified.  Upon notification by the Company that the order is qualified, the spouse will be able to elect a distribution of the assigned benefit by the end of the fifth calendar year following the calendar year during which the Company notifies the former spouse that the order is qualified.  In all events, the entire assigned benefit must be distributed by the end of the fifth calendar year following the calendar year during which the Company notifies the former spouse that the order is qualified.  Notwithstanding anything in the Plan to the contrary, if an assigned benefit is equal to or less than the adjusted Code section 402(g) limit it shall be distributed to the former spouse as soon as administratively possible.  The amount of assigned benefits shall be calculated in a manner consistent with the table summary attached hereto and incorporated herein as Appendix A.  The Company may prescribe procedures that are consistent with this Section 5 and applicable law to implement benefit assignments pursuant to qualified orders.
6.           Costs.  In appropriate cases, Ashland may cause an affiliate to make the payment (or an allocable portion thereof) called for by the Plan directly to the person eligible to receive such payments.
7.           Confidentiality and No Competition  All benefits under the Plan shall be forfeited by anyone who discloses confidential information to others outside of Ashland’s organization without the prior written consent of Ashland or who accepts, during a period of five (5) years following his or her retirement, any employment or consulting activity which is in direct conflict with the business of Ashland at such time.  Such determination shall be made in the sole discretion of Ashland.  A breach of this Section 8 shall result in an immediate forfeiture of benefits payable to any retiree under the Plan.
8.           Lost Participant/Beneficiary.  In the event Ashland, after reasonable effort, is unable to locate a person to whom a benefit is payable under the Plan, such benefit shall be forfeited; provided, however, that such benefit shall be reinstated (in the same amount and form as that of the benefit forfeited without any obligation to pay amounts which would otherwise have previously come due) upon proper claim made by such person prior to termination of the Plan.

9.           Miscellaneous.
(i)           The obligations of Ashland and any affiliate thereof with respect to benefits under this Plan constitute merely the unsecured promise of Ashland and/or its affiliates, as the case may be, to make the payments provided for in this Plan.  No property of Ashland or any affiliate is or shall, by reason of the Plan, be held in trust or be deemed to be held in trust for any person and any participant or beneficiary under the Plan, the estate of either of them and any person claiming under or through them shall not have, by reason of the Plan, any right, title or interest of any kind in or to any property of Ashland and its affiliates.  To the extent any person has a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of Ashland/ or its affiliates.
(ii)           Ashland shall administer the Plan.  Ashland shall have full power and authority to amend, modify, or terminate the Plan and shall have all powers and the discretion necessary and convenient to administer the Plan in accordance with its terms, including, but not limited to, all necessary, appropriate, discretionary and convenient power and authority to interpret, administer and apply the provisions of the Plan with respect to all persons having or claiming to have any rights, benefits, entitlements or obligations under the Plan.  This includes, without limitation, the ability to construe and interpret provisions of the Plan, make determinations regarding law and fact, reconcile any inconsistencies between provisions in the Plan or between provisions of the Plan and any other statement concerning the Plan, whether oral or written, supply any omissions to the Plan or any document associated with the Plan, and to correct any defect in the Plan or in any document associated with the Plan.  All such interpretations of the Plan and documents associated with the Plan and questions concerning its administration and application, as determined by Ashland, shall be binding on all persons having an interest under the Plan.  Ashland may delegate (and may give to its delegatee the power and authority to redelegate) to any person or persons any responsibility, power or duty under the Plan.  Decisions of Ashland or its delegatee shall be final, conclusive, and binding on all parties.
(iii)           Ashland or any affiliate may, offset or cause an offset to be made against any payment to be made under the Plan in regard to amounts due and owing from such person to Ashland or any affiliate.  Notwithstanding anything to the contrary in this paragraph (iii), legally required tax withholding on benefit payments, the recovery, by any means, of previously made overpayments of Plan benefits, or the direct deposit of Plan benefit payments in a bank or similar account, provided that such direct deposits are allowed by Ashland in the administration of the Plan and provided that such direct deposit is not part of an arrangement constituting an assignment or alienation, shall not be considered to be prohibited under this paragraph (iii).
(iv)           No amount paid or payable under the Plan shall be deemed salary or other compensation to any employee for the purpose of computing benefits to which such employee or any other person may be entitled under any employee benefit plan of Ashland or any affiliate.

(v)           To the extent that state law shall not have been preempted by ERISA or any other law of the United States, the Plan shall be governed by the laws of the Commonwealth of Kentucky.
10.   Change in Control.  Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control (as defined hereinafter in this Section 10), any employee who would or will meet the requirements of Section 2, except that such employee has not or is not eligible to retire or terminate with a vested early, normal or deferred retirement benefit under any Affected Plan, shall be deemed to have a vested benefit hereunder, regardless of when such employee actually retires and commences benefits under an Affected Plan and such entitlement shall be vested from and after the time of such Change in Control.  Ashland shall reimburse an employee for legal fees and expenses incurred if he or she is required to, and is successful in, seeking to obtain or enforce any right to payment pursuant to the Plan after a Change in Control.  In the event that it shall be determined that such employee is properly entitled to the payment of benefits hereunder, such employee shall also be entitled to interest thereon payable in an amount equivalent to the prime rate of interest (quoted by Citibank, N.A. as its prime commercial lending rate on the latest date practicable prior to the date of the actual commencement of payments) from the date such payment(s) should have been made to and including the date it is made.  Notwithstanding any provision of this Plan to the contrary, the Plan may not be amended after a Change in Control without the written consent of a majority of the Board of Directors of Ashland (hereinafter “Board”) who were directors prior to the Change in Control.  For purposes of this Section 10, Change in Control shall be deemed to occur (1) upon approval of the shareholders of Ashland (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of the Company (a “Business Combination”), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, in which the shareholders of the Company own, directly or indirectly, less than 50% of the then outstanding shares of common stock of the Business Combination that are entitled to vote generally for the election of directors of the Business Combination or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Ashland, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of Ashland shall be deemed to occur unless assets constituting 80% of the total assets of Ashland are transferred pursuant to such sale, lease exchange or other transfer, or (C) adoption of any plan or proposal for the liquidation or dissolution of Ashland, (2) when any person (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), other than Ashland or any subsidiary or employee benefit plan or trust maintained by Ashland, shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of Ashland’s Common Stock outstanding at the time, without the approval of the Board, or (3) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Ashland’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.
11.
(a)   Initial Claim – Notice of Denial.  If any claim for benefits (within the meaning of section 503 of ERISA) is denied in whole or in part, Ashland (which shall include Ashland or its delegate throughout this Section 11) will provide written notification of the denied claim to the participant or beneficiary, as applicable, (hereinafter referred to as the claimant) in a reasonable period, but not later than 90 days after the claim is received.  The 90-day period can be extended under special circumstances.  If special circumstances apply, the claimant will be notified before the end of the 90-day period after the claim was received. The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than 180 days after the claim is received.

The written decision will include:

(i)	The reasons for the denial.
(ii)
Reference to the Plan provisions on which the denial is based.  The reference need not be to page numbers or to section headings or titles.  The reference only needs to sufficiently describe the provisions so that the provisions could be identified based on that description.

(iii)	A description of additional materials or information needed to process the claim. It will also explain why those materials or information are needed.
(iv)
A description of the procedure to appeal the denial, including the time limits applicable to those procedures.  It will also state that the claimant may file a civil action under section 502 of ERISA (ERISA – §29 U.S.C. 1132).  The claimant must complete the Plan’s appeal procedure before filing a civil action in court.

If the claimant does not receive notice of the decision on the claim within the prescribed time periods, the claim is deemed denied.  In that event the claimant may proceed with the appeal procedure described below.
(b)
Appeal of Denied Claim.  The claimant may file a written appeal of a denied claim with Ashland in such manner as determined from time to time.  Ashland is the named fiduciary under ERISA for purposes of the appeal of the denied claim.  Ashland  may delegate its authority to rule on appeals of denied claims and any person or persons or entity to which such authority is delegated may re-delegate that authority. The appeal must be sent at least 60 days after the claimant received the denial of the initial claim. If the appeal is not sent within this time, then the right to appeal the denial is waived.

The claimant may submit materials and other information relating to the claim.  Ashland will appropriately consider these materials and other information, even if they were not part of the initial claim submission.  The claimant will also be given reasonable and free access to or copies of documents, records and other information relevant to the claim.

Written notification of the decision on the appeal will be delivered to the claimant in a reasonable period, but not later than 60 days after the appeal is received.  The 60-day period can be extended under special circumstances.  If special circumstances apply, the claimant will be notified before the end of the 60-day period after the appeal was received. The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than 120 days after the appeal is received.

Special rules apply if Ashland designates a committee as the appropriate named fiduciary for purposes of deciding appeals of denied claims.  For the special rules to apply, the committee must meet regularly on at least a quarterly basis.

When the special rules for committee meetings apply the decision on the appeal must be made not later than the date of the committee meeting immediately following the receipt of the appeal.  If the appeal is received within 30 days of the next following meeting, then the decision must not be made later than the date of the second committee meeting following the receipt of the appeal.

The period for making the decision on the appeal can be extended under special circumstances.  If special circumstances apply, the claimant will be notified by the committee or its delegate before the end of the otherwise applicable period within which to make a decision.  The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than the date of the third committee meeting after the appeal is received.

In any event, the claimant will be provided written notice of the decision within a reasonable period after the meeting at which the decision is made.  The notification will not be later than 5 days after the meeting at which the decision is made.

Whether the decision on the appeal is made by a committee or not, a denial of the appeal will include:

(i)	The reasons for the denial.
(ii)
Reference to the Plan provisions on which the denial is based.  The reference need not be to page numbers or to section headings or titles.  The reference only needs to sufficiently describe the provisions so that the provisions could be identified based on that description.

(iii)	A statement that the claimant may receive free of charge reasonable access to or copies of documents, records and other information relevant to the claim.
(iv)
A description of any voluntary procedure for an additional appeal, if there is such a procedure.  It will also state that the claimant may file a civil action under section 502 of ERISA (ERISA – §29 U.S.C. 1132).

If the claimant does not receive notice of the decision on the appeal within the prescribed time periods, the appeal is deemed denied.  In that event the claimant may file a civil action in court.  The decision regarding a denied claim is final and binding on all those who are affected by the decision.  No additional appeals regarding that claim are allowed.

APPENDIX A

Actuarial Assumptions for SERP/Excess Plan for Domestic Relations Orders*

Employee Base Salary Pay Band	Employee Age	Former Spouse’s Age	Actuarial Assumptions
≥ 23**	≥ Effective Retirement Date*** if had terminated on date the order is approved	≥ Employee’s age at Effective Retirement Date*** if employee had terminated on date the order is approved	No actuarial adjustment
≥ 23**	Employee or former spouse or both < above age on date the order is approved	Employee or former spouse or both < above age on date the order is approved	Use Ashland Pension Plan assumptions that would apply to employee under the Pension Plan
21, 22 (23)**	≥ 62	≥ 62	No actuarial adjustment
21, 22 (23)**	Employee or former spouse or both < above age on date the order is approved	Employee or former spouse or both < above age on date the order is approved	Use Ashland Pension Plan assumptions that would apply to employee under the Pension Plan

*The Excess Plan would rarely be affected because, at least for those employees still under the traditional qualified pension plan formula, it is truly unknown whether a benefit is payable under the Excess Plan until the employee actually terminates employment.  Therefore, for an employee covered under the traditional qualified pension plan formula, the Excess Plan could only be subject to an order that is entered after the employee terminated employment.  Employees in the RGA formula have a determinable Excess Plan benefit each year because it is known each year whether they have missed contribution credits due to base compensation exceeding the Code §401(a)(17) limit.  Any actuarial adjustments to the Excess Plan benefit would use the applicable adjustments from the qualified pension plan.

**Band 23 employees under the old formula are treated the same as bands 21 and 22 employees.

***The Effective Retirement Date is the earliest date the employee could elect to commence SERP payments if the employee had actually terminated from employment.